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                                                                    EXHIBIT 99.1


                              WOLVERINE TUBE, INC.

                             Corporate Headquarters
                       200 Clinton Avenue West, Suite 1000
                              Huntsville, AL 35801


                           P R E S S    R E L E A S E

Contact:   James E. Deason
           Executive Vice President,
           Chief Financial Officer
           (256) 580-3500

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                               WOLVERINE TUBE INC.
                              RAISES $24.5 MILLION
                      IN PRIVATE PLACEMENT OF COMMON STOCK


HUNTSVILLE, ALABAMA, JUNE 24, 2004 - Wolverine Tube, Inc. (NYSE:WLV) announced today that it has completed a private placement of 2.45 million shares of Common Stock at a price of $10.00 per share. All of the shares were sold by the Company. Following the closing, the Company will have approximately 14.8 million common shares outstanding.


The completion of this private placement will net the Company approximately $22.9 million, which will be used to reduce debt and for other corporate purposes, as well as, create and increase institutional sponsorship and trading liquidity in the Company's stock.


The shares of Common Stock were offered and sold in a private placement to accredited investors pursuant to exemptions from registration under the Securities Act of 1933. The Company, as soon as practical, will file a registration statement with the Securities and Exchange Commission relating to the resale of the shares of Common Stock by the purchasers in the private placement. This press release is not an offer to sell or the solicitation of an offer to buy the securities discussed herein. The press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

ABOUT WOLVERINE TUBE, INC.

Wolverine Tube, Inc. is a world-class partner, providing its customers with copper and copper alloy tube, fabricated products, metal joining products as well as copper and copper alloy rod, bar and other products. Internet addresses: www.wlv.com and www.silvaloy.com.



                                   Plants at:

     Altoona, PA o Ardmore, TN o Carrollton, TX o Decatur, AL o Jackson, TN o
                  Shawnee, OK o Warwick, RI o London, Ontario o
             Montreal, Quebec o Shanghai, China o Esposende, Portugal